                                                                    EXHIBIT 99.1

      TECUMSEH PRODUCTS COMPANY ANNOUNCES AMENDMENTS TO ITS DOMESTIC CREDIT
          AGREEMENTS, AGREEMENT SETTLING LITIGATION WITH HERRICK GROUP

     TECUMSEH, Mich., April 10, 2007--Tecumseh Products Company (Nasdaq: TECUA, TECUB) ("Tecumseh" or the "Company") announced today that it has signed amendments to its First Lien and Second Lien Credit Agreements. Tecumseh had been in default under both its credit agreements since March 22, when its Brazilian engine manufacturing subsidiary filed a request for judicial restructuring under Brazilian law. As a result of the amendments, the Company is no longer in default, and will be able to continue implementing its business turnaround plan.

     The principal terms of the amendments are:

     - The lenders waived the cross default resulting from the Company's Brazilian engine subsidiary's filing for judicial restructuring and extended their deadline for the Company to provide audited 2006 financial statements to April 15, 2007.

     - The minimum cumulative adjusted EBITDA levels the Company is required to achieve (measured from October 1, 2006) through the third and fourth quarters of 2007 were reduced by $10 million and $20 million, respectively. As amended, the required levels (in millions) are:

Quarterly Period Ending   First Lien Agreement   Second Lien Agreement
-----------------------   --------------------   ---------------------
December 31, 2006                ($14.9)                 ($16.9)
March 31, 2007                    ($8.0)                 ($10.0)
June 30, 2007                   $  17.0                 $  15.0
September 30, 2007              $  42.0                 $  40.0
December 31, 2007               $  62.0                 $  60.0

     - The interest rate on the Company's First Lien debt is increased by 0.25% per annum.

     - The Company will be required to pay 2.5% per annum in additional cash interest on its Second Lien debt if it fails to engage a new CEO by May 1, 2007 unless the failure is due to specified reasons.

     - Until Tecumseh appoints a new CEO, there are caps on the amounts of fees it can incur for financial advisors.

     - The limitation on the Company's capital expenditures is reduced by $12.7 million for 2007 and $17.7 million for 2008.

     - There are new limitations on the Company's ability to provide financial support to its Brazilian engine manufacturing facility.

     - The Brazilian compressor manufacturing facility is permitted to incur up to $40 million of additional secured debt.

     - In consideration of the amendments, the Company paid the First and Second Lien lenders cash fees totaling approximately $1.375 million, plus expenses, and issued a Class A share purchase warrant to the Second Lien lender. The Company also entered into a registration rights agreement with the Second Lien lender, which is described in more detail below.

     After giving effect to the amendments, the Company is currently in compliance with the covenants of both credit agreements. Achieving the level of financial performance that would support its lending arrangements, and that is required by the financial covenants, will depend on enhanced operational efficiency through a variety of initiatives, including customer price increases to cover increases in commodity costs, further employee headcount reductions, consolidation of productive capacity, and rationalization of various product platforms. While the Company is currently moving forward with these actions, there can be no assurance that any of these initiatives will be sufficient if certain risks continue to impede our progress. Those risks include currency fluctuations, weather, and the extent to which the Company may lose sales in reaction to higher product prices or adverse publicity.

     In the event that the Company fails to improve operational performance through these measures, its ability to raise additional funds through debt financing will be limited. The Company also continues to be concerned about the amount of debt it is carrying in this challenging operating environment and as it seeks to improve its financial performance. As a result, the Company is continuing to evaluate the feasibility of asset sales as a means to reduce our total indebtedness and to increase liquidity.

     CLASS A SHARE PURCHASE WARRANT

     On April 9, 2007, in consideration of its entering into the amendment to our Second Lien Credit Agreement described above, Tecumseh issued a Class A share purchase warrant to the Second Lien lender, Tricap Partners II L.P. Under the warrant, the Second Lien lender has the right to purchase 1,390,944 Class A shares directly from the Company, at any time during the warrant's five-year term, for a cash purchase price per share equal to 65% of the lowest closing price of the Class A common stock during the one-year period that began March 27, 2007. The warrant permits cashless exercise under a procedure by which the warrant holder could pay the exercise price by giving up some of the shares for which the warrant is being exercised, with those shares valued at the then current market price. If all the shares covered by the warrant were issued, they would constitute 9.4% of the Class A shares then outstanding and 7.0% of Tecumseh's then outstanding total common equity.

     REGISTRATION RIGHTS AGREEMENT

     On April 9, 2007, as required by the amendment to its Second Lien Credit Agreement described above, the Company entered into a registration rights agreement with its Second Lien lender, Tricap Partners II L.P. providing for registration under the Securities Act of 1933 of the Class A shares it may purchase under the warrant described above, as well as the Class A and Class B shares it may purchase on exercise of the options previously granted to it by Herrick Foundation and Herrick family trusts. The agreement provides the Second Lien lender with so-


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

called "piggyback" registration rights and the right to demand registration on a short-form S-3 registration statement.

     AGREEMENT SETTLING LITIGATION WITH HERRICK GROUP

     On April 2, 2007, Tecumseh signed a Settlement and Release Agreement settling the corporate governance disputes that had been the subject of two pending lawsuits. The agreement was subject to a condition subsequent that was satisfied by execution of the credit agreement amendments described above on April 9, 2007. The parties to the agreement are: Tecumseh Products Company; Herrick Foundation; Todd W. Herrick and Toni Herrick in their capacities as trustees of specified Herrick family trusts; Todd W. Herrick, Kent B. Herrick, and Michael Indenbaum in their capacities as members of the board of trustees of Herrick Foundation; Todd W. Herrick, Kent B. Herrick, Michael Indenbaum, and Toni Herrick in their individual capacities; and Albert A. Koch, Peter Banks, and David M. Risley in their capacities as directors of Tecumseh Products Company.

     The principal terms of the agreement are:

     -    Board of directors

          - There will continue to be five directors until Tecumseh names a new permanent CEO.

          - Todd W. Herrick will resign from the board immediately and will become "Chairman Emeritus," with the right to attend board meetings and to receive materials distributed to the board, but with no vote. Todd W. Herrick will continue as "Chairman Emeritus" during the term of the settlement agreement, which continues until the earlier of the conclusion of the Company's 2008 annual meeting of shareholders or April 30, 2008.

          - The board will appoint Kent B. Herrick to fill the vacancy created by Todd W. Herrick's resignation. The board will continue to nominate Kent B. Herrick for re-election to the board during the term of the settlement agreement.

          - A search committee is to be charged with immediately locating a new director with restructuring experience reasonably acceptable to the independent members of the board and who is not affiliated with AlixPartners. Albert A. Koch will resign from the board by the earliest of: (1) the date this new director is appointed; (2) 60 days after the Company appoints its new CEO; or (3) July 31, 2007.

          - When the Company names a new permanent CEO, the board will be expanded to seven members. The new CEO will become a director and Chairman of the Board. At that time, the Company also will appoint Steven Lebowski to the board if he qualifies as an "independent director" under Nasdaq rules, and it will continue to nominate Mr. Lebowski for re-election to the board during the term of the settlement agreement. (If Mr. Lebowski does not qualify as an independent director, the Company must follow a process set forth in the settlement agreement to select and appoint another person selected by Kent B. Herrick who does qualify.)

     -    Management

          - The search for a new permanent CEO will continue. Appointment of a new CEO must be approved by majority vote of the full five-member board.


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

          - James J. Bonsall will continue in his current capacity as President and COO under Tecumseh's existing contract with his employer, AP Services, LLC, while the CEO search is in progress.

          - Todd W. Herrick will serve as a consultant to the Company in a capacity to be determined by its new CEO. He will not receive any compensation but will be entitled to reimbursement for reasonable and documented expenses.

          - When Tecumseh's new CEO is appointed, he or she will decide whether or not to rehire Kent B. Herrick and, if so, in what capacity. If Mr. Herrick is rehired, he will receive an agreement to provide him with a lump sum severance payment on termination equal to one year's salary less any salary paid to him from the date he is rehired through the date of his termination. If the new CEO has not rehired Mr. Herrick within three months after his or her appointment, Mr. Herrick will be entitled to a lump sum severance payment equal to one year's salary at the rate in effect when he was terminated from his position with the Company on January 19, 2007.

     -    Other matters

          - The parties will dismiss their pending lawsuits. Tecumseh and its directors who were sued by Todd W. Herrick and related entities (Messrs. Banks, Koch, and Risley) agreed not to challenge the right of Mr. Herrick and those related entities to vote their shares and agreed that they have the right to vote all of their shares.

          - The Company agreed to reimburse Todd W. Herrick and related entities for their reasonable and documented expenses in connection with the lawsuits, the settlement agreement, and other specified matters, up to a maximum of $300,000.

          - Todd W. Herrick and related entities agreed to exercise their voting rights in a manner consistent with the terms of the agreement.

          - The various parties release each other and specified related persons from claims in connection with the matters referenced in the agreement.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provision created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of the Company. Forward-looking statements can be identified by the use of terms such as "expects," "should," "may," "believes," "anticipates," "will," and other future tense and forward-looking terminology. Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to i) changes in business conditions and the economy in general in both foreign and domestic markets; ii) the effect of terrorist activity and armed conflict; iii) weather conditions affecting demand for air conditioners, lawn and garden products, portable power generators and snow throwers; iv) the success of our ongoing effort to bring costs in line with projected production levels and product mix; v) financial market changes, including fluctuations in interest rates and foreign currency exchange rates;
vi) economic trend factors such as housing starts; vii) emerging governmental regulations; viii) availability and cost of materials, particularly commodities, including steel,


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copper and aluminum, whose cost can be subject to significant variation; ix)
actions of competitors; x) the ultimate cost of resolving environmental and legal matters; xi) our ability to profitably develop, manufacture and sell both new and existing products; xii) the extent of any business disruption that may result from the restructuring and realignment of our manufacturing operations or system implementations, the ultimate cost of those initiatives and the amount of savings actually realized; xiii) the extent of any business disruption caused by work stoppages initiated by organized labor unions; xiv) the ability of the Company to maintain adequate liquidity in total and within each foreign operation; xv) potential political and economic adversities that could adversely affect anticipated sales and production in Brazil; xvi) potential political and economic factors that could adversely affect anticipated sales and production in India, including potential military conflict with neighboring countries; xvii) our ability to reduce a substantial amount of costs in the Engine & Power Train group associated with excess capacity; and xviii) the ongoing financial health of major customers. The forward-looking statements are made only as of the date of this report, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts: Teresa Hess
          Director, Investor Relations
          Tecumseh Products Company
          517-423-8455
          teresa.hess@tecumseh.com

Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company's Internet web site at http://www.tecumseh.com.


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